                              File No. 333-44677
                                Rule 424(b)(3)

                            PROSPECTUS SUPPLEMENT
                                      TO
                      PROSPECTUS DATED FEBRUARY 6, 1998

                          KEY ENERGY SERVICES, INC.

                               100,000 SHARES
                                COMMON STOCK

    Nabors Acquisition Corp. IV is offering for resale 100,000 shares of common stock of Key Energy Services, Inc., a Maryland corporation. Twenty thousand shares are being offered at $9.0388 per share, 40,000 shares are being offered at $9.1109 per share, and 40,000 shares are being offered at $9.1797 per share. The shares are being offered by, and are being sold through ordinary brokerage transactions, with customary commissions being paid by Nabors Acquisition Corp. IV in connection with such resale. Key Energy will not receive any of the proceeds from the resale of the shares offered by this prospectus.

    Key Energy's common stock is listed on the New York Stock Exchange under the symbol KEG. On December 27, 2000, the closing price of the common stock, as reported on the exchange, was $9.4375 per share.

    FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS, SEE "RISK FACTORS" ON PAGE 4 OF OUR PROSPECTUS DATED FEBRUARY 6, 1998.


      ------------------------------------------------------------------
    Neither the SEC nor any state securities commission has approved these securities or determined that this prospectus supplement is accurate or complete. Any representation to the contrary is illegal.
      ------------------------------------------------------------------


    The date of this prospectus supplement is December 28, 2000.